Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement Amendment No. 1 of our report dated March 16, 2009 (except as it relates to the material weakness and the restatement described in Note 25, as to which the date is May 4, 2009) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the effects of the restatement as discussed in Note 25), relating to the consolidated financial statements of PremierWest Bancorp and Subsidiaries as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and in our same report, with respect to the effectiveness of internal control over financial reporting of PremierWest Bancorp and Subsidiaries as of December 31, 2008 (which report expresses an adverse opinion on internal control over financial reporting), included in its Annual Report on Form 10-K/A for the year ended December 31, 2008. We also consent to the references to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement Amendment No. 1.

/s/ Moss Adams LLP

Portland, Oregon

January 26, 2010